QuickLinks -- Click here to rapidly navigate through this document

TULLY'S COFFEE CORPORATION
SUMMARY OF EMPLOYMENT

Name:	Kristopher S. Galvin ("Employee")
Position:	Vice President, Chief Financial Officer
Reports To:	President, Chief Executive officer
Responsibilities:
Responsibilities include all aspects of the financial affairs of the Tully's Coffee Corporation ("Company"), including the Retail, Wholesale and International business units. Officer of the Company. Member of Executive Leadership Team. Secretary to the Board of Directors.
Base Salary:	$150,000.00 annually. Employee shall receive an annual performance appraisal and be eligible for salary adjustments.
Car Allowance:	$600.00/month and subject to statutory tax withholdings.
Bonus Potential:
Employee shall be eligible for an annual bonus award (percentage of base salary) based on a Board approved EBITDA target for each fiscal year. The annual bonus award and payout is at the sole discretion of the Board. The payout targets will be as follows:
FY 2003*
% EBITDA (Achieved vs Target)	% Bonus (% Base Salary)
Less than 100%	Discretionary
100%	35.0% payout
100% + $1.0 million	50.0% payout
100% + $1.8 million	75.0% payout
FY 2004 & Beyond*
% EBITDA (Achieved vs Target)	% Bonus (% Base Salary)
Less than 100%	Discretionary: up to $37,500
100%	50.0% payout
125%	67.0% payout
Greater than 125%	67.0% plus sliding scale
Note: There will be a ratable calculation for bonus payout between EBITDA hurdles.
Benefits:	Employee eligible for participation in Company's executive benefit program including medical, dental, vision and death benefits.
Options:	Employee shall receive the following non-qualified options subject to the vesting, exercise and other general terms and conditions contained in the Company's 1994 Stock Option Plan:
# Shares	Share Exercise Price
100,000	$0.01/share
75,000	$1.78/share
50,000	$2.50/share

Note: Additional option grants may be issued from time to time as recommended by the CEO and approved by the Board.
Severance:
Employee shall receive six (6) months severance (of annual base salary) if terminated by Company. Executive shall not receive severance if terminated for cause, nor if executive voluntarily resigns. Termination for cause shall include: (1) felony conviction, (2) employee theft, fraud, or gross dishonesty (3) moral turpitude, (4) willful insubordination or (5) any action that is injurious to the Company's reputation or business. Employee must sign the Company's standard employee release document to receive severance. Severance payout shall be made monthly in accordance with Company's normal payroll policy.
Term:	Employment may be terminated by either Employee or the Company on 30 days written notice, subject to the severance provisions as outlined above.
Other:	Employee is subject to the Company's standard Confidentiality Agreement.
Tully's Coffee Company		Employee
Date:	June 21, 2002	Date:	June 21, 2002
By:	/s/ Anthony J. Gioia	By:	/s/ Kristopher S. Galvin
Title:	President, CEO	Title:	VP, CFO

QuickLinks

TULLY'S COFFEE CORPORATION SUMMARY OF EMPLOYMENT